EXHIBIT 99



          FOR IMMEDIATE RELEASE


               NUI CORPORATION AND PENNSYLVANIA & SOUTHERN GAS COMPANY
                                    MERGER CLOSES

               Combined Utility Serves 340,000 Customers in Six States

          Bedminster, N.J. -- April 20, 1994 -- NUI Corporation (NYSE: NUI) and Pennsylvania & Southern Gas Company (NASD: PSGS) today announced the completion of the companies' merger. This merger creates a dedicated natural gas distribution company, known as NUI Corporation, serving over 340,000 customers through operating divisions in six states.

               The stock-for-stock transaction is valued at approximately $17 million, with each share of PSGS stock exchanged for 2.8977 shares of NUI common stock. All shares of PSGS will be exchanged. The terms of the transaction were first announced in June, 1993. In connection with today's merger, Elizabethtown Gas Company (NUI's wholly owned and principal subsidiary) was merged into NUI Corporation.

               "The commonality of our operating systems, and our pipeline carriers in particular, makes this a perfect fit as we move into an era of greater competition in the natural gas distribution business," said John Kean, President and Chief Executive Officer of NUI Corporation. "The addition of Pennsylvania & Southern's service territory will provide excellent growth opportunities and afford us greater flexibility and opportunities in our gas planning and supply operations, benefitting customers and shareholders alike. We are looking forward to working with the employees of Pennsylvania & Southern in serving our new communities."

               "We are very pleased to become part of NUI Corporation," said Lyle C. Motley, Jr., President of Pennsylvania & Southern. "By joining with NUI, we will improve our access to the capital markets and have greater resources to address the changes confronting our industry. These factors will help contribute to the continued growth of our customer base."

               The merger will be accounted for as a purchase transaction. Following the exchange of shares, NUI Corporation will have approximately 9,002,000 total shares outstanding. On a pro forma basis for the fiscal year ended September 30, 1993, the combined companies would have had approximately $385.6 million in Operating Revenues, and annual Net Income of $14.2 million.

                                        -more-
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          NUI CORPORATION AND PENNSYLVANIA & SOUTHERN GAS COMPANY MERGER
          CLOSES, continued
          page 2




               On a combined basis, the company's 340,000 customers will be served by six local operating divisions: Elizabethtown Gas Company (NJ), City Gas Company of Florida, as well as the four divisions comprising Pennsylvania & Southern: North Carolina Gas Service, Elkton Gas Service (MD), Valley Cities Gas Service (PA), and Waverly Gas Service (NY). The total service area will encompass 2,980 square miles, with 5,490 miles of distribution main. For fiscal 1993, total volumes of gas sold or transported would have been 79.4 billion cubic feet.

               The merger fits with NUI Corporation's business plan to focus on customer growth and the profitability of its gas distribution business. That plan takes advantage of the opportunities presented by the restructuring of interstate natural gas pipeline operations and the increase in supply alternatives. For instance, both NUI and PSGS transport natural gas and storage on Transco and Tennessee pipelines. This similarity of operating systems will provide NUI's centralized and coordinated gas planning and management functions with greater flexibility, thereby increasing opportunities for gas cost savings.

               Today's closing follows the completion of approvals by the appropriate regulatory authorities as well as PSGS shareholder approval.

               NUI Corporation (NYSE: NUI), based in Bedminster, N.J., is a dedicated natural gas utility with operations in New Jersey (230,000 customers), Florida (89,000 customers) North Carolina (14,000 customers), Pennsylvania (4,300 customers), Maryland (2,600 customers), and New York (1,300 customers). Pennsylvania & Southern Gas Company, based in Sayre, PA., was incorporated in 1928.

                                        # # #




                                         See Attached Pro Forma Information

          Contact:
          Alexandra Pruner: 908/781-7815
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          NUI CORPORATION AND PENNSYLVANIA & SOUTHERN GAS COMPANY MERGER
          CLOSES, continued
          page 3

          April 20, 1994


           PRO FORMA (as of September 30, 1993)
                                       Actual NUI     Actual    Pro-Forma
                                                       PSGS        NUI

           FINANCIAL RESULTS
           (in thousands, except per
           share amounts)

           Operating Revenues             $354,889     $30,681   $385,570

           Operating Income                $26,702      $1,865    $28,230

           Net Income                      $13,810        $411    $14,215

           Long Term Debt                 $142,090      $9,530   $151,620

           Total Shareholders' Equity     $122,384      $9,076   $139,248

           Total Capitalization           $264,474     $18,606   $290,868

           Shares Outstanding                8,201         236     *8,884

           Book Value per Share             $14.93      $38.48     $15.67

           Capital Expenditures            $39,595      $2,172    $41,767

           Net Utility Plant              $347,212     $20,433   $374,445

           OPERATING DATA

           Volumes of Gas Sold or             71.7         7.7       79.4
           Transported (bcf)

           Miles of Distribution Main        4,950         540      5,490

           Customers Served                320,000      22,000    342,000

           Service Area (square              2,300         680      2,980
           miles)

           Employees                         1,011         145      1,156


          * based on actual number of shares exchanged.

          Contact:
          Alexandra Pruner
          (908) 781-7815
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